Exhibit 99.1

Contact Information:

Investors:	Media:
Brainerd Communicators, Inc.	Stacie Sherer
Corey Kinger	(212) 589-2737
(212) 986-6667 kinger@braincomm.com	stacie.sherer@weightwatchers.com

WEIGHT WATCHERS ANNOUNCES CEO SEARCH

New York, NY, September 12, 2016 — Weight Watchers International, Inc. (NYSE: WTW) today announced that it is commencing a search for a new CEO to lead the next stage of the Company’s growth. James Chambers has notified the Board of Directors of his resignation as Chief Executive Officer, effective September 30, 2016, and as a Director of the Company. In addition, Thilo Semmelbauer, who had previously served as Chief Operating Officer with Weight Watchers until 2008, has been elected to the Company’s Board of Directors.

To lead the company until a permanent CEO is appointed, the Board announced the creation of an interim Office of the Chief Executive Officer. The three members of the Office of the CEO are Nicholas Hotchkin, Chief Financial Officer, Thilo Semmelbauer, Director, and Christopher Sobecki, Director.

Ray Debbane, Chairman of Weight Watchers Board of Directors stated, “On behalf of the entire Board of Directors, I would like to thank Jim for leading our turnaround and the transformation progress of the Company over the past three years. Under Jim’s leadership we returned to member recruitment growth, transformed our technology platform, and introduced the new holistic Beyond the Scale program that we believe has great potential.”

Chambers remarked, “I am proud of the team’s accomplishments in returning the Company to growth through the successful launch of Beyond the Scale and our long-term partnership with Oprah Winfrey. I am confident that Weight Watchers has the right strategies to play a major role in helping to inspire and guide the healthier choices that transform people’s lives.”

Nicholas Hotchkin, CFO and interim Office of CEO member, stated, “We remain confident we will deliver revenue and earnings growth in 2016, and that Q3 will be our fourth consecutive quarter of year-over-year member recruitment growth. We are positioned to enter 2017 with a revenue and earnings tailwind. Thilo, Chris and I look forward to collaborating on the next steps of our transformation and the transition to a new CEO.”

Debbane added, “The Board has established a search committee. Board members, including Oprah Winfrey and myself, will be actively involved in the search for a new CEO, and look forward to working with her or him in shaping the future of Weight Watchers.”

Biographical Information on New Director

Thilo Semmelbauer has been involved in technology ventures for over 25 years. From 2010 to 2015 he served as President and COO of Shutterstock, a global marketplace for licensing images, videos, and music to businesses worldwide. From 2000 to 2004, Semmelbauer was part of the founding team of WeightWatchers.com, and later became Chief Operating Officer of Weight Watchers International from 2007-2008. He holds a dual master’s degree from MIT, in Management and Electrical Engineering, from the Leaders for Global Operations program, as well as a B.A. in Engineering and Computer Science from Dartmouth College.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading commercial provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds more than 32,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. Weight Watchers provides innovative, digital weight management products through its websites, mobile sites and apps. Weight Watchers is the leading provider of paid digital subscription weight management products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).